Exhibit 99.1

Global Partner Acquisition Corp. Announces Pricing of $135 Million Initial Public Offering

NEW YORK, July 29, 2015 /PRNewswire/ -- Global Partner Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 13,500,000 units at $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company's common stock and one warrant to purchase one half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per full share). The Company is a newly organized blank check company formed for the purpose of effecting a merger or other business combination with a target company. The proceeds of the offering will be used to fund such business combination. The units are expected to begin trading on Thursday, July 30, 2015 on the NASDAQ Capital Market under the symbol “GPACU”. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “GPAC” and “GPACW”, respectively.

Deutsche Bank Securities Inc. is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,025,000 units to cover over-allotments, if any, in the public offering.

The offering will only be made by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on July 29, 2015.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information, please contact: pzepf@globalpartnerac.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Paul Zepf

Chief Executive Officer

Global Partner Acquisition Corporation

pzepf@globalpartnerac.com